Exhibit 5.1

November 7, 2014
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, Ohio 45202
Registration Statement on Form S-3ASR

Ladies and Gentlemen:
We have acted as counsel to Omnicare, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company of $400,000,000 aggregate principal amount of the Company’s 4.750% Senior Notes Due 2022 (the “2022 Notes”) and $300,000,000 aggregate principal amount of the Company’s 5.000% Senior Notes Due 2024 (the “2024 Notes” and, together with the 2022 Notes, the “Notes”) and the related guarantees (the “Guarantees”) of the Notes by the Guarantors (the “Guarantors”) set forth on Schedule 2 to the Underwriting Agreement (defined below), pursuant to a registration statement on Form S-3 (File No. 333-199863) (the “Registration Statement”) and a related base prospectus (the “Base Prospectus”) and the prospectus supplement dated November 7, 2014 (the “Prospectus Supplement”). As used in this letter, the term “Prospectus” means, collectively, the Prospectus Supplement and Base Prospectus. The 2022 Notes are to be issued under a Senior Debt Securities Indenture to be dated as of November 21, 2014 (the “Base Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated as of November 21, 2014 (the “2022 Indenture”) among the Company, the Guarantors party thereto and the Trustee. The 2024 Notes are to be issued under the Base Indenture, as supplemented by a second supplemental indenture to be dated November 21, 2014 (the “2024 Indenture” and, together with the 2022 Indenture, the “Indentures”) among the Company, the Guarantors party thereto and the Trustee.

In connection with this opinion, we have examined (i) the Registration Statement, (ii) the Prospectus, (iii) the Underwriting Agreement, dated as of November 6, 2014, among the Company, the Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Representative of the underwriters named therein, (iv) the Indentures, (v) the Restated Certificate of Incorporation of the Company (as amended), as currently in effect, (vi) the Fourth Amended and Restated Bylaws of the Company as currently in effect, (vii) the resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board relating to, among other things, the issuance of the Notes, (viii) the resolutions of the relevant governing bodies of each of the Guarantors organized under the laws of California, Florida, the Delaware and New York

Omnicare, Inc.
November 7, 2014

(collectively, the “Specified Guarantors”) relating to the issuance of the Guarantees and (ix) the certificates of incorporation, the certificates of formation, the certificates of limited partnership or other formation documents, as applicable, and the bylaws, the limited liability company agreements and the limited partnership agreements, as applicable, of the Specified Guarantors. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company an such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, or as retrieved from the SEC’s EDGAR database, and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. We also have assumed that the Indentures are the valid and legally binding obligations of the Trustee. As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have, with your consent, relied upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.
When (a) each of the Indentures have been duly executed and delivered by the Company and the Guarantors and (b) each of the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of each of the Indentures, and as contemplated by the Underwriting Agreement, each of the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

2.
When (a) each of the Indentures have been duly executed and delivered by the Company and the Guarantors and (b) each of the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of each of the Indentures, and as contemplated by the Underwriting Agreement, the Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Omnicare, Inc.
November 7, 2014

Any opinion set forth herein as to enforceability of obligations of the Company or any Guarantor is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and the discretion of the court before which any proceedings therefor may be brought (such principles of equity are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality). Rights to indemnification and contribution may also be limited by statute or public policy grounds. In addition, we express no opinions as to the enforceability of the provisions of any savings clause in the Guarantees to the extent the provision limit the obligations of the respective Guarantor or any right of contribution of any other party, or as to the effect of any such provisions on the enforceability of the Guarantees.

This opinion is limited to the laws of the State of New York and the following statutes: the General Corporation Law of the State of Delaware; the Delaware Limited Liability Company Act; the Delaware Revised Uniform Partnership Act; the California Corporations Code; the Florida Business Corporation Act; and the Florida Revised Limited Liability Company Act. This opinion is limited to the laws, including the rules and regulations thereunder, as in effect on the date hereof. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 7, 2014, which is incorporated by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the related Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ White & Case LLP

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